Exhibit 99.1

FOR IMMEDIATE RELEASE
October 29, 2012

CONTACT:
Investors - (301) 968-9300
Media - (301) 968-9400

AMERICAN CAPITAL AGENCY CORP.
REPORTS $3.98 COMPREHENSIVE INCOME PER COMMON SHARE AND
$32.49 NET BOOK VALUE PER COMMON SHARE

Bethesda, MD - October 29, 2012 - American Capital Agency Corp. (“AGNC” or the “Company”) (Nasdaq: AGNC) today reported comprehensive income for the third quarter of 2012 of $1.3 billion, or $3.98 per common share, and net book value of $32.49 per common share. Economic return, defined as dividends on common shares plus the change in net book value per common share, for the period was $4.33 per common share, or 59% on an annualized basis.

THIRD QUARTER 2012 FINANCIAL HIGHLIGHTS

•	$3.98 comprehensive income per common share, comprised of:

◦	$0.25 net income per common share

◦	$3.73 other comprehensive income ("OCI") per common share

▪	Driven by net unrealized gains on investments marked-to-market through OCI

•	$0.79 net spread income per common share

◦	Comprised of interest income, net of cost of funds (including interest rate swaps) and operating expenses

◦	$0.86 per common share, excluding approximately $(0.07) per common share of "catch-up" premium amortization cost due to change in projected constant prepayment rate ("CPR") estimates

•	$1.36 estimated taxable income per common share

•	$1.25 dividend per common share declared on September 11, 2012

•	$1.52 estimated undistributed taxable income per common share as of September 30, 2012

◦	Represents an increase of $26 million from $492 million as of June 30, 2012 to $518 million as of September 30, 2012

◦	On a per share basis, decreased $0.09 per common share from June 30, 2012

•	$32.49 net book value per common share as of September 30, 2012

◦	Increased $3.08 per common share, or 10%, from $29.41 per common share as of June 30, 2012

American Capital Agency Corp.
October 29, 2012

•	59% annualized economic return on common shares

◦	Comprised of $1.25 dividend per common share and $3.08 increase in net book value per common share

OTHER THIRD QUARTER HIGHLIGHTS

•	$90 billion investment portfolio as of September 30, 2012

•	7.0x leverage as of September 30, 2012

◦	7.1x average leverage for the quarter

•	9% actual portfolio CPR for the quarter

◦	9% actual portfolio CPR for the month of October 2012

◦	14% average projected portfolio life CPR as of September 30, 2012

•	1.42% annualized net interest rate spread for the quarter

◦	1.53% annualized net interest rate spread for the quarter, excluding "catch-up" premium amortization cost due to change in projected CPR estimates

◦	1.50% net interest rate spread as of September 30, 2012

•	$1.2 billion of net equity proceeds raised during the quarter from a follow-on common stock offering

“We are very pleased with AGNC's performance during the third quarter as we were able to generate economic returns (dividends plus gains in our net asset value per common share) of $4.33 per common share for the quarter, or 59% on an annualized basis. Comprehensive income, which is essentially a mark-to-market earnings measure, was a record $1.3 billion or $3.98 per common share for the quarter. Year-to-date, AGNC has generated $8.53 per common share of shareholder value through the combination of $3.75 in dividends and increases in net asset value of $4.78 per common share, or a year-to-date annualized economic return of 41%”, commented Gary Kain, President and Chief Investment Officer.

“These results, coupled with our average actual CPR of 9% for the third quarter (and 9% CPR in the latest prepayment release), clearly demonstrate the benefits of active portfolio management, especially in an evolving landscape. Looking ahead, we believe prepayment speed increases will remain muted on our portfolio despite today's record low mortgage rates and the Federal Reserve's third quantitative easing program, commonly known as QE3."

"QE3 has presented both challenges and opportunities,” said Malon Wilkus, Chairman and Chief Executive Officer. "We believe we are well positioned for the prepayment environment resulting from QE3. As the market has tried to assess and adjust to the impacts of QE3, we have experienced volatility in the price of our stock. Thus, our Board of Directors has authorized us to acquire up to $500 million of our common shares through December 31, 2013. As prudent stewards of your capital, we will seek to acquire common shares only when it is meaningfully accretive to our net book value per common share thereby further enhancing shareholder value.”

NET BOOK VALUE
As of September 30, 2012, the Company's net book value per common share was $32.49, or $3.08 higher than the June 30, 2012 net book value per common share of $29.41, reflecting net price appreciation on the Company's investment portfolio in excess of net losses on the Company's hedge portfolio during the quarter.

American Capital Agency Corp.
October 29, 2012

The Company's investment portfolio appreciated following the implementation of QE3, an open-ended program by the Federal Reserve to purchase agency securities, which was initiated during the third quarter.

“Valuations of certain segments of the agency mortgage market benefited materially with the announcement of QE3, while others did not”, commented Chris Kuehl, Senior Vice President of Mortgage Investments. “We are pleased with how our investment portfolio appreciated in the third quarter and believe it will continue to perform relatively well in this environment. In today's low rate, high prepayment risk environment, asset selection will continue to be critical to future performance."

INVESTMENT PORTFOLIO
As of September 30, 2012, the Company's investment portfolio totaled $89.6 billion of agency securities, at fair value, comprised of $87.9 billion of fixed-rate securities, $1.0 billion of adjustable-rate securities and $0.7 billion of collateralized mortgage obligations (“CMOs”) backed by fixed and adjustable-rate securities, including principal and interest-only strips. As of September 30, 2012, the Company's fixed-rate investment portfolio was comprised of $28.6 billion ≤15-year fixed-rate securities, $2.7 billion 20-year fixed-rate securities and $56.6 billion 30-year fixed-rate securities.

As of September 30, 2012, 71% of the Company's fixed rate investment portfolio was comprised of agency securities backed by lower loan balance mortgages and loans originated under the U.S. Government sponsored Home Affordable Refinance Program ("HARP"), which have favorable prepayment attributes and, therefore, a lower risk of prepayment relative to generic agency securities. The Company defines lower loan balance securities as pools backed by original loan balances of up to $150,000 and HARP securities as pools backed by 100% refinance loans with original loan-to-values of ≥ 80%. The remainder of the Company's portfolio was primarily comprised of low coupon, new issuance fixed-rate agency securities.

CONSTANT PREPAYMENT RATES
The actual CPR for the Company's portfolio during the third quarter was 9%, a decrease from 10% for the second quarter. The most recent CPR published in October 2012 for the Company's portfolio held as of September 30, 2012 was 9%. The weighted average projected CPR for the remaining life of all of the Company's investments held as of September 30, 2012 was 14%, an increase from 12% as of June 30, 2012 primarily due to QE3 and record low mortgage rates.

The Company amortizes or accretes premiums and discounts associated with purchases of agency securities into interest income using the effective yield method over the estimated life of such securities, incorporating both actual repayments to date and projected CPRs over the remaining life of the security. The weighted average cost basis of the Company's investment portfolio was 105.4% as of September 30, 2012; therefore, faster actual or projected prepayments can have a meaningful negative impact, while slower actual or projected prepayments can have a meaningful positive impact, on the Company's asset yields.

The amortization of premiums, net of any accretion of discounts, on the investment portfolio for the quarter was $(219) million, or $(0.66) per common share, compared to $(196) million, or $(0.65) per common share, for the prior quarter. The change in the Company's weighted average projected CPR estimate resulted in recognition of approximately $(23) million, or $(0.07) per common share, of "catch-up" premium amortization cost during the quarter, compared to approximately $(33) million, or $(0.11)

American Capital Agency Corp.
October 29, 2012

per common share, of "catch-up" premium amortization cost during the prior quarter. The unamortized net premium balance as of September 30, 2012 was $4.4 billion.

ASSET YIELDS, COST OF FUNDS AND NET INTEREST RATE SPREAD
The Company's average asset yield for the third quarter decreased 18 bps to 2.55%, from 2.73% for the second quarter. Excluding the impact of "catch-up" premium amortization cost recognized during the current and prior quarter due to changes in projected CPR estimates, the annualized weighted average yield on the Company's investment portfolio was 2.66% for the current quarter, compared to 2.91% for the prior quarter. The Company's average asset yield reported as of September 30, 2012 was 2.61%, a decrease of 20 bps from 2.81% as of June 30, 2012. The decline in the Company's average asset yield was largely a function of the increase in forecasted prepayment speeds associated with QE3 and record low mortgage rates.

The Company's average cost of funds (derived from the cost of repurchase agreements ("repos"), other debt and interest rate swaps) increased 5 bps to 1.13% for the third quarter, from 1.08% for the second quarter. The Company's average cost of funds as of September 30, 2012, decreased 8 bps to 1.11% from 1.19% as of June 30, 2012. The decrease in the Company's average cost of funds as of September 30, 2012, was primarily due to a lower ratio of interest rate swaps to repurchase agreements and other debt outstanding, which was 61% as of September 30, 2012, compared to 69% as of June 30, 2012, partially offset by higher repo costs. The Company's weighted average repo cost was 0.46% as of September 30, 2012, compared to 0.42% as of June 30, 2012.

The Company's average net interest rate spread for the third quarter was 1.42%, a decrease of 23 bps from the second quarter of 1.65%. Excluding the impact of "catch-up" premium amortization cost during the current and prior quarter due to changes in projected CPR estimates, the Company's average net interest rate spread was 1.53% for the current quarter, a decrease of 30 bps from the second quarter of 1.83%. As of September 30, 2012, the Company's average net interest rate spread was 1.50%, a decrease of 12 bps from the net interest rate spread as of June 30, 2012 of 1.62%.

LEVERAGE AND HEDGING ACTIVITIES
As of September 30, 2012, the Company had total repurchase agreements and other debt outstanding of $80.3 billion, resulting in a leverage ratio of 7.1x. When adjusted for the net receivable for agency securities not yet settled, the leverage ratio was 7.0x as of September 30, 2012. Average leverage for the quarter was 7.1x, which the Company calculates as its daily weighted average repurchase agreements and other debt balance outstanding divided by its average month-ended stockholders' equity for the quarter.

The $79.3 billion borrowed under repurchase agreements as of September 30, 2012 had original maturities consisting of:

•	$4.7 billion of one month or less;

•	$31.3 billion from one to three months;

•	$25.6 billion from three to six months;

•	$8.7 billion from six to nine months;

•	$7.5 billion from nine to twelve months;

•	$0.7 billion from twelve to twenty-four months; and

•	$0.8 billion from twenty-four to thirty-six months.

American Capital Agency Corp.
October 29, 2012

The Company increased the weighted average original maturity of its repurchase agreements to 141 days as of September 30, 2012, from 121 days as of June 30, 2012. As of September 30, 2012, the Company's repurchase agreements had a weighted average remaining days to maturity of 89 days, compared to 74 days as of June 30, 2012.

The Company's interest rate swap positions as of September 30, 2012 totaled $48.9 billion in notional amount and had an average fixed pay rate of 1.43%, a weighted average receive rate of 0.35% and a weighted average maturity of 4.3 years. During the quarter, the Company increased its swap position, including forward starting swaps ranging up to six months from September 30, 2012, by $3.5 billion, while $3.2 billion of the Company's swaps were either terminated or matured during the quarter. The new swap agreements entered into during the quarter have an average maturity of approximately 5.6 years from September 30, 2012 and a weighted average fixed pay rate of 1.02%. The Company enters into swaps with longer maturities with the intention of protecting its net book value and longer term earnings potential.

The Company also utilizes interest rate swaptions to mitigate exposure to larger changes in interest rates. During the quarter, the Company added $2.0 billion of payer swaptions at a cost of $44 million, while $2.3 billion of payer swaptions from previous quarters expired for a total loss of $13 million. As of September 30, 2012, the Company had $8.6 billion in payer swaptions outstanding at a market value of $57 million with an average option term of 19 months and an average underlying interest rate swap term of 7.7 years.

As of September 30, 2012, 61% of the Company's outstanding balances of repurchase agreements and other debt were hedged through interest rate swap agreements, a decrease from 69% as of June 30, 2012. Including swaps underlying the payer swaptions noted above, this percentage increases to 72% as of September 30, 2012, a decrease from 81% as of June 30, 2012.

OTHER INCOME (LOSS), NET
During the quarter, the Company recorded a loss of $(250) million in other income (loss), net, or $(0.75) per common share. Other income (loss), net is comprised of:

•	$210 million of net realized gains on sales of agency securities;

•	$(74) million of other interest rate swap periodic interest costs (recognized in addition to $(51) million of interest rate swap costs recorded in interest expense);

•	$(266) million of net unrealized losses on interest rate swaps;

•	$(98) million of interest rate swap termination fees;

•	$(156) million of net realized losses on other derivative instruments and securities; and

•	$134 million of net unrealized gains on other derivative instruments and securities.

Other derivative instruments and securities generally represent instruments that are used in addition to interest rate swaps (such as swaptions, short or long positions in “to-be-announced” mortgage securities (“TBA's”), treasury securities and treasury futures contracts) to supplement the Company's interest rate risk management strategies.

OTHER COMPREHENSIVE INCOME
During the quarter, the Company recorded other comprehensive income of $1.2 billion, or $3.73 per common share, comprised of $1.2 billion of net unrealized gains on agency securities and $51 million

American Capital Agency Corp.
October 29, 2012

of net unrealized gains on interest rate swaps. The net unrealized gains on interest rate swaps consists of amortization of the deferred loss that is reclassified into interest expense for interest rate swaps that were de-designated as hedges in the third quarter of 2011.

ESTIMATED TAXABLE INCOME
Estimated taxable income for the third quarter was $1.36 per common share, or $1.11 higher than GAAP net income per common share. The primary differences between tax and GAAP net income are (i) unrealized gains and losses associated with interest rate swaps and other derivatives and securities marked-to-market in current income for GAAP purposes, but excluded from taxable income until realized or settled, (ii) temporary differences related to the amortization of premiums paid on investments and (iii) timing differences in the recognition of certain realized gains and losses.

THIRD QUARTER 2012 DIVIDEND DECLARATIONS
On September 11, 2012, the Board of Directors of the Company declared a third quarter dividend on its common stock of $1.25 per share, which was paid on October 26, 2012 to common stockholders of record as of September 21, 2012. Since its May 2008 initial public offering, the Company has paid a total of $2.3 billion in common dividends, or $22.61 per common share.

On September 13, 2012, the Board of Directors of the Company declared a third quarter dividend on its 8.000% Series A Cumulative Redeemable Preferred Stock of $0.50 per share. The dividend was paid on October 15, 2012 to preferred stockholders of record as of October 1, 2012.

The Company had approximately $518 million of estimated undistributed taxable income as of September 30, 2012, or $1.52 per common share, after adjusting for the third quarter common and preferred dividends declared, but without adjustment for future quarterly dividends not yet declared on the Company's 8.000% Series A Cumulative Redeemable Preferred Stock.

FINANCIAL STATEMENTS, OPERATING PERFORMANCE AND PORTFOLIO STATISTICS
The following measures of operating performance include net spread income and estimated taxable income, which are Non-GAAP financial measures. Please refer to "Use of Non-GAAP Financial Information" later in this release for further discussion of non-GAAP measures.

American Capital Agency Corp.
October 29, 2012

AMERICAN CAPITAL AGENCY CORP.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Assets:
Agency securities, at fair value (including pledged securities of $85,223, $71,809, $71,156, $50,405 and $36,166, respectively)	$88,020	$76,378	$80,517	$54,625	$41,909
Agency securities transferred to consolidated variable interest entities, at fair value	1,620	1,544	53	58	61
U.S. Treasury securities, at fair value (including pledged securities of $101 and $0, respectively)	—	—	—	101	301
Cash and cash equivalents	2,569	2,099	1,762	1,367	984
Restricted cash	369	302	315	336	375
Derivative assets, at fair value	292	64	184	82	55
Receivable for securities sold (including pledged securities of $1,466, $2,674, $1,442, $319 and $2,694, respectively)	2,326	2,877	1,706	443	2,698
Receivable under reverse repurchase agreements	6,712	1,274	3,613	763	474
Other assets	269	244	267	197	182
Total assets	$102,177	$84,782	$88,417	$57,972	$47,039

Liabilities:
Repurchase agreements	$79,254	$69,540	$69,816	$47,681	$38,842
Other debt (1)	1,008	954	50	54	57
Payable for securities purchased	1,311	2,198	4,852	1,919	1,660
Derivative liabilities, at fair value	1,562	1,250	827	853	793
Dividends payable	430	384	286	314	257
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	7,265	1,269	3,816	899	473
Accounts payable and other accrued liabilities	74	51	52	40	17
Total liabilities	90,904	75,646	79,699	51,760	42,099

Stockholders' equity:
8.000% Series A Cumulative Redeemable Preferred Stock; $0.01 par value; 6.9, 6.9, 0.0, 0.0 and 0.0 shares issued and outstanding, respectively; liquidation preference of $25 per share ($173)	167	167	—	—	—
Common stock, $0.01 par value; 600.0, 600.0, 300.0, 300.0, and 300.0 shares authorized; 341.6, 304.8, 300.0, 224.1 and 183.6 shares issued and outstanding, respectively	3	3	3	2	2
Additional paid-in capital	9,536	8,296	8,141	5,937	4,829
Retained (deficit) earnings	(671)	(328)	317	(38)	67
Accumulated other comprehensive income	2,238	998	257	311	42
Total stockholders' equity	11,273	9,136	8,718	6,212	4,940
Total liabilities and stockholders' equity	$102,177	$84,782	$88,417	$57,972	$47,039

Net book value per common share	$32.49	$29.41	$29.06	$27.71	$26.90

American Capital Agency Corp.
October 29, 2012

AMERICAN CAPITAL AGENCY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Interest income:
Interest income	$520	$504	$514	$353	$327
Interest expense (2)	139	120	106	90	95
Net interest income	381	384	408	263	232

Other (loss) income, net:
Gain on sale of agency securities, net	210	417	216	112	263
(Loss) gain on derivative instruments and other securities, net (2)	(460)	(1,029)	47	(137)	(222)
Total other (loss) income, net	(250)	(612)	263	(25)	41
Expenses:
Management fees	32	28	22	18	16
General and administrative expenses	8	8	6	6	6
Total expenses	40	36	28	24	22
Income (loss) before income tax provision (benefit)	91	(264)	643	214	251
Income tax provision (benefit)	5	(3)	2	5	1
Net income (loss)	86	(261)	641	209	250
Dividend on preferred stock	3	3	—	—	—
Net income (loss) available (attributable) to common shareholders	$83	$(264)	$641	$209	$250

Net income (loss)	$86	$(261)	$641	$209	$250
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities, net	1,190	689	(106)	214	536
Unrealized gain (loss) on derivative instruments, net (2)	51	52	52	54	(512)
Other comprehensive income (loss)	1,241	741	(54)	268	24
Comprehensive income	1,327	480	587	477	274
Dividend on preferred stock	3	3	—	—	—
Comprehensive income available to common shareholders	$1,324	$477	$587	$477	$274

Weighted average number of common shares outstanding - basic and diluted	332.8	301.0	240.6	210.3	180.7
Net income (loss) per common share - basic and diluted	$0.25	$(0.88)	$2.66	$0.99	$1.39
Comprehensive income per common share - basic and diluted	$3.98	$1.58	$2.44	$2.27	$1.51
Estimated REIT taxable income per common share - basic and diluted (3)	$1.36	$1.62	$2.03	$1.61	$1.86
Dividends declared per common share	$1.25	$1.25	$1.25	$1.40	$1.40

American Capital Agency Corp.
October 29, 2012

AMERICAN CAPITAL AGENCY CORP.
RECONCILIATION OF GAAP NET INTEREST INCOME TO ADJUSTED NET INTEREST INCOME AND NET SPREAD INCOME (3)
(in millions, except per share data)
(unaudited)

	Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Interest income	$520	$504	$514	$353	$327
Interest expense:
Repurchase agreements and other debt	88	68	54	36	24
Interest rate swap periodic costs (2)	51	52	52	54	71
Total interest expense	139	120	106	90	95
Net interest income	381	384	408	263	232
Other interest rate swap periodic costs (4)	74	62	39	33	2
Adjusted net interest income	307	322	369	230	230
Operating expenses	40	36	28	24	22
Net spread income	267	286	341	206	208
Dividend on preferred stock	3	3	—	—	—
Net spread income available to common shareholders	$264	$283	$341	$206	$208
Weighted average number of common shares outstanding - basic and diluted	332.8	301.0	240.6	210.3	180.7
Net spread income per common share - basic and diluted	$0.79	$0.94	$1.42	$0.98	$1.15

AMERICAN CAPITAL AGENCY CORP.
RECONCILIATION OF GAAP NET INCOME TO ESTIMATED TAXABLE INCOME (3)
(in millions, except per share data)
(unaudited)

	Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Net income (loss)	$86	$(261)	$641	$209	$250
Book to tax differences:
Premium amortization, net	55	43	(28)	20	34
Realized loss (gain), net	167	54	(46)	28	3
Unrealized loss (gain), net	128	647	(80)	86	47
Other	20	9	2	(5)	1
Total book to tax differences	370	753	(152)	129	85
Estimated REIT taxable income	456	492	489	338	335
Dividend on preferred stock	3	3	—	—	—
Estimated REIT taxable income available to common shareholders	$453	$489	$489	$338	$335
Weighted average number of common shares outstanding - basic and diluted	332.8	301.0	240.6	210.3	180.7
Estimated REIT taxable income per common share - basic and diluted	$1.36	$1.62	$2.03	$1.61	$1.86
Estimated cumulative undistributed REIT taxable income per common share (5)	$1.52	$1.61	$1.28	$0.80	$0.85

American Capital Agency Corp.
October 29, 2012

AMERICAN CAPITAL AGENCY CORP.
KEY STATISTICS*
(in millions, except per share data)
(unaudited)

	Three Months Ended
Key Balance Sheet Statistics:	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Fixed-rate agency securities, at fair value - as of period end	$87,882	$75,732	$77,675	$51,484	$38,278
Adjustable-rate agency securities, at fair value - as of period end	$992	$1,072	$2,500	$2,774	$3,238
CMO agency securities, at fair value - as of period end	$191	$568	$228	$247	$246
Interest-only strips agency securities, at fair value - as of period end	$307	$276	$133	$141	$168
Principal-only strips agency securities, at fair value - as of period end	$268	$274	$34	$37	$40
Total agency securities, at fair value - as of period end	$89,640	$77,922	$80,570	$54,683	$41,970
Total agency securities, at cost - as of period end	$86,850	$76,352	$79,687	$53,694	$41,204
Total agency securities, at par - as of period end (6)	$82,435	$72,683	$76,023	$51,266	$39,319
Average agency securities, at cost	$81,500	$74,007	$61,962	$46,060	$41,668
Average agency securities, at par (6)	$77,519	$70,549	$59,082	$43,968	$39,892
Average repurchase agreements and other debt	$75,106	$67,997	$57,480	$42,184	$38,484
Average stockholders' equity (7)	$10,602	$9,071	$6,984	$5,564	$4,872
Net book value per common share as of period end (8)	$32.49	$29.41	$29.06	$27.71	$26.90
Leverage - average during the period (9)	7.1:1	7.5:1	8.2:1	7.6:1	7.9:1
Leverage - as of period end (10)	7.0:1	7.6:1	8.4:1	7.9:1	7.7:1

Key Performance Statistics:
Average coupon (11)	3.81%	3.96%	4.15%	4.31%	4.40%
Average asset yield (12)	2.55%	2.73%	3.32%	3.06%	3.14%
Average cost of funds (13)	(1.13)%	(1.08)%	(1.01)%	(1.16)%	(1.00)%
Average net interest rate spread (14)	1.42%	1.65%	2.31%	1.90%	2.14%
Average coupon - as of period end	3.77%	3.86%	3.99%	4.23%	4.35%
Average asset yield - as of period end	2.61%	2.81%	3.06%	3.07%	3.18%
Average cost of funds - as of period end (15)	(1.11)%	(1.19)%	(0.99)%	(1.13)%	(1.24)%
Average net interest rate spread - as of period end	1.50%	1.62%	2.07%	1.94%	1.94%
Average actual CPR for securities held during the period	9%	10%	10%	9%	8%
Average forecasted CPR - as of period end	14%	12%	9%	14%	13%
Total premium amortization, net	$(219)	$(196)	$(100)	$(121)	$(113)
Expenses % of average assets	0.17%	0.18%	0.16%	0.19%	0.18%
Expenses % of average stockholders' equity	1.50%	1.59%	1.60%	1.74%	1.75%
Net comprehensive income return on average common equity - annualized (16)	50.4%	21.5%	33.7%	34.0%	22.3%
Dividends declared per common share	$1.25	$1.25	$1.25	$1.40	$1.40
Economic return on common equity - annualized (17)	58.6%	22.1%	37.7%	32.6%	22.9%

*Except as noted below, average numbers for each period are weighted based on days on the Company's books and records. All percentages are annualized.

1.	Other debt consists of debt issued in connection with the consolidation of structured transactions under GAAP.

2.
The Company voluntarily discontinued hedge accounting under GAAP for interest rate swaps as of September 30, 2011. Accumulated other comprehensive loss (“OCI”) on the Company's de-designated interest rate swaps as of September 30, 2011 is being amortized on a straight-line basis over the remaining swap terms into interest expense. All other periodic interest costs, termination fees and mark-to-market adjustments associated with interest rate swaps are reported in other income (loss), net pursuant to GAAP. Other income (loss), net includes $74 million, $62 million, $39 million, $33 million and $2 million of other periodic swap interest costs for the three months ended September 30, 2012, June 30, 2012, March 31, 2012, December 31, 2011 and September 30, 2011, respectively.

American Capital Agency Corp.
October 29, 2012

3.	Table includes non-GAAP financial measures. Refer to "Use of Non-GAAP Financial Information" for additional discussion of non-GAAP financial measures.

4.
Other interest rate swap periodic costs represent periodic interest costs on the Company's interest rate swap portfolio in excess of amounts reclassified from accumulated OCI into interest expense. Other interest rate swap periodic costs does not include termination fees or mark-to-market adjustments associated with interest rate swaps.

5.
Estimated cumulative undistributed REIT taxable income as of period end is net of common and preferred dividends declared during the period, without adjustment for future quarterly dividends not yet declared on the Company's 8.000% Series A Cumulative Redeemable Preferred Stock. Amount divided by total common shares outstanding as of each period end.

6.	Average agency securities, at par, excludes the underlying unamortized principal balance ("UPB") of the Company's interest-only securities.

7.	Average stockholders' equity calculated as the average month-ended stockholders' equity during the quarter.

8.
Net book value per common share calculated as total stockholders' equity, less the Company's 8.000% Series A Cumulative Redeemable Preferred Stock liquidation preference of $25 per preferred share, divided by the number of common shares outstanding as of period end.

9.
Leverage during the period was calculated by dividing the daily weighted average repurchase agreements and other debt outstanding, less repurchase agreements for treasury securities, for the period by the average stockholders' equity for the period.

10.
Leverage at period end was calculated by dividing the sum of the amount outstanding under repurchase agreements, net receivable / payable for unsettled agency securities and other debt by total stockholders' equity at period end.

11.	Weighted average coupon for the period was calculated by dividing the total coupon (or cash) interest income on agency securities by average agency securities held at par.

12.
Weighted average asset yield for the period was calculated by dividing the total interest income on agency securities (coupon interest less amortization of premiums and discounts) by the average amortized cost of agency securities held.

13.
Cost of funds includes repurchase agreements, other debt and interest rate swaps (including de-designated swaps and swaps never designated as hedges under GAAP), but excludes swap termination fees and costs associated with other supplemental hedges such as swaptions and short treasury or TBA positions. Weighted average cost of funds for the period was calculated by dividing the total cost of funds by the average repurchase agreements and other debt outstanding, less repurchase agreements for treasury securities, for the period.

14.	Net interest rate spread for the period was calculated by subtracting the average cost of funds from the average asset yield.

15.
Cost of funds as of period end includes repurchase agreements and other debt outstanding, plus the impact of interest rate swaps in effect as of each period end and forward starting swaps becoming effective, net of swaps expiring, within three months of each period end, but excludes costs associated with other supplemental hedges such as swaptions and short treasury or TBA positions.

16.	Net comprehensive income return on average common equity for the period was calculated by dividing comprehensive income available to common shareholders by average common equity.

17.
Economic return on common equity represents the sum of the change in net asset value per common share and dividends declared on common stock during the period over the beginning net asset value per common share.

STOCKHOLDER CALL
AGNC invites stockholders, prospective stockholders and analysts to attend the AGNC stockholder call on November 1, 2012 at 8:30 am ET. The stockholder call can be accessed through a live webcast, free of charge, at www.AGNC.com or by dialing (877) 270-2148 (U.S. domestic) or +1 (412) 902-6510 (international). Please advise the operator you are dialing in for the American Capital Agency stockholder call. If you do not plan on asking a question on the call and have access to the internet, please take advantage of the webcast. The stockholder call may be postponed depending on when equity markets reopen following Hurricane Sandy.

A slide presentation will accompany the call and will be available at www.AGNC.com. Select the Q3 2012 Earnings Presentation link to download and print the presentation in advance of the Stockholder Call.

An archived audio of the shareholder call combined with the slide presentation will be made available on the AGNC website after the call on November 1. In addition, there will be a phone recording available from 2:00 pm ET November 1 until 9:00 am ET November 16. If you are interested in hearing the recording of the presentation, please dial (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international). The conference ID number is 10019151.

American Capital Agency Corp.
October 29, 2012

For further information, please contact Investor Relations at (301) 968-9300 or IR@AGNC.com.

ABOUT AMERICAN CAPITAL AGENCY CORP.
American Capital Agency Corp. is a real estate investment trust (“REIT”) that invests in agency pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. The Company is externally managed and advised by American Capital AGNC Management, LLC, an affiliate of American Capital, Ltd. For further information, please refer to www.AGNC.com.

ABOUT AMERICAN CAPITAL, LTD.
American Capital, Ltd., is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products.  American Capital manages $17 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $100 billion of total assets under management (including levered assets). From its seven offices in the U.S. and Europe, American Capital and its affiliate, European Capital, will consider investment opportunities from $10 million to $500 million. For further information, please refer to www.AmericanCapital.com.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of the Company's assets, general economic conditions, market conditions, conditions in the market for agency securities, and legislative and regulatory changes that could adversely affect the business of the Company. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company's periodic reports filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt or new information, or otherwise.

USE OF NON-GAAP FINANCIAL INFORMATION
In addition to the results presented in accordance with GAAP, this release includes certain non-GAAP financial information, including net spread income, estimated taxable income and certain financial metrics derived from non-GAAP information, such as estimated undistributed taxable income, which the Company's management uses in its internal analysis of results, and believes may be informative to investors.

Net spread income consists of adjusted net interest income, less total operating expenses. Adjusted net interest income is interest income less interest expense (or “GAAP net interest income”), less other periodic interest rate swap interest costs reported in other income (loss), net.

Estimated taxable income is pre-tax income calculated in accordance with the requirements of the Internal Revenue Code rather than GAAP. Estimated taxable income differs from GAAP income

American Capital Agency Corp.
October 29, 2012

because of both temporary and permanent differences in income and expense recognition. Examples include (i) unrealized gains and losses associated with interest rate swaps and other derivatives and securities marked-to-market in current income for GAAP purposes, but excluded from estimated taxable income until realized or settled, (ii) temporary differences related to the amortization of premiums paid on investments and (iii) timing differences in the recognition of certain realized gains and losses. Furthermore, estimated taxable income can include certain information that is subject to potential adjustments up to the time of filing of the appropriate tax returns, which occurs after the end of the calendar year of the Company.

The Company believes that these non-GAAP financial measures provide information useful to investors because net spread income is a financial metric used by management and investors and estimated taxable income is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status. The Company also believes that providing investors with net spread income, estimated taxable income and certain financial metrics derived based on such estimated taxable income, in addition to the related GAAP measures, gives investors greater transparency to the information used by management in its financial and operational decision-making. However, because net spread income and estimated taxable income are an incomplete measure of the Company's financial performance and involve differences from net income computed in accordance with GAAP, net spread income and estimated taxable income should be considered as supplementary to, and not as a substitute for, the Company's net income computed in accordance with GAAP as a measure of the Company's financial performance. In addition, because not all companies use identical calculations, the Company's presentation of net spread income and estimated taxable income may not be comparable to other similarly-titled measures of other companies.